Exhibit 99.1
SelectQuote, Inc. Reports Second Quarter of Fiscal Year 2025 Results

Second Quarter of Fiscal Year 2025 – Consolidated Earnings Highlights

•Revenue of $481.1 million
•Net income of $53.2 million
•Adjusted EBITDA* of $87.5 million

Fiscal Year 2025 Guidance Ranges:

•Revenue expected in a range of $1.500 billion to $1.575 billion
•Net income (loss) expected in a range of $(24) million to $11 million
•Adjusted EBITDA* expected in a range of $115 million to $140 million

Second Quarter Fiscal Year 2025 – Segment Highlights

Senior
•Revenue of $255.6 million
•Adjusted EBITDA* of $100.5 million
•Approved Medicare Advantage policies of 247,849

Healthcare Services
•Revenue of $183.4 million
•Adjusted EBITDA* of $2.2 million
•96,695 SelectRx members

Life
•Revenue of $39.9 million
•Adjusted EBITDA* of $7.4 million

OVERLAND PARK, Kan., February 10, 2025--(BUSINESS WIRE)--SelectQuote, Inc. (NYSE: SLQT) reported consolidated revenue for the second quarter of fiscal year 2025 of $481.1 million compared to consolidated revenue for the second quarter of fiscal year 2024 of $405.4 million. Consolidated net income for the second quarter of fiscal year 2025 was $53.2 million compared to consolidated net income for the second quarter of fiscal year 2024 of $19.4 million. Finally, consolidated Adjusted EBITDA* for the second quarter of fiscal year 2025 was $87.5 million compared to consolidated Adjusted EBITDA* for the second quarter of fiscal year 2024 of $67.4 million.

SelectQuote Chief Executive Officer, Tim Danker, remarked, “SelectQuote delivered impressive results during our fiscal second quarter despite a historically disruptive Annual Enrollment Period. Our strong policy volume and Senior Adjusted EBITDA margin of 39%, up approximately 750 basis points year-over-year, are additional proof points of our differentiated, high-touch, agent-led model. American Seniors faced an unprecedented level of plan terminations and benefit changes this season, and we take great pride in that fact that consumers sought out SelectQuote as they navigated such a challenging market backdrop. As we’ve said before, SelectQuote wins when our customers win, and this quarter is evidence of that.”

Mr. Danker continued, “SelectQuote also delivered another quarter of strong results within our Healthcare Services segment, led by SelectRx. We now have over 96,000 members, which represents growth of 54% compared to a year ago. Importantly, we expanded our global Revenue to CAC to 5.3X, which demonstrates our continued ability to generate attractive returns as a comprehensive healthcare services provider.”

“Additionally, we took another large step to improve our capital structure with today’s announcement of a $350 million strategic investment led by Bain Capital and Morgan Stanley Private Credit. The transaction provides improved liquidity and operating flexibility to grow within our Senior and Healthcare Services businesses. We are excited to have Bain Capital and Morgan Stanley Private Credit as strategic partners as we pursue the tremendous growth opportunity provided by our unique platform within the healthcare ecosystem.”

* See “Non-GAAP Financial Measures” below.

Segment Results

We currently have three reportable segments: 1) Senior, 2) Healthcare Services and 3) Life. The performance measures of the segments include total revenue and Adjusted EBITDA.* Costs of commissions and other services revenue, cost of goods sold-pharmacy revenue, marketing and advertising, selling, general, and administrative, and technical development operating expenses that are directly attributable to a segment are reported within the applicable segment. Indirect costs of revenue, marketing and advertising, selling, general, and administrative, and technical development operating expenses are allocated to each segment based on varying metrics such as headcount. Adjusted EBITDA is our segment profit measure to evaluate the operating performance of our business. We define Adjusted EBITDA as income (loss) before income tax expense (benefit) plus: (i) interest expense, net; (ii) depreciation and amortization; (iii) share-based compensation; (iv) goodwill, long-lived asset, and intangible assets impairments; (v) transaction costs; (vi) loss on disposal of property, equipment and software, net; (vii) other non-recurring expenses and income; (viii) changes in fair value of warrant liabilities. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by revenue.

Senior

Financial Results

The following table provides the financial results for the Senior segment for the periods presented:

	Three Months Ended December 31,			Six Months Ended December 31,
(in thousands)	2024	2023	% Change	2024	2023	% Change
Revenue	$255,578	$247,529	3%	$348,487	$337,445	3%
Adjusted EBITDA*	100,521	78,713	28%	108,247	77,376	40%
Adjusted EBITDA Margin*	39%	32%		31%	23%

Operating Metrics

Submitted Policies

Submitted policies are counted when an individual completes an application with our licensed agent and provides authorization to the agent to submit the application to the insurance carrier partner. The applicant may have additional actions to take before the application will be reviewed by the insurance carrier.

The following table shows the number of submitted policies for the periods presented:

	Three Months Ended December 31,			Six Months Ended December 31,
	2024	2023	% Change	2024	2023	% Change
Medicare Advantage	284,774	271,712	5%	387,055	376,244	3%
All other (1)	26,861	24,049	12%	43,117	38,969	11%
Total	311,635	295,761	5%	430,172	415,213	4%
(1) Represents the submitted policies for medicare supplement, dental, vision and hearing, prescription drug plan and other.

Approved Policies

Approved policies represents the number of submitted policies that were approved by our insurance carrier partners for the identified product during the indicated period. Not all approved policies will go in force.

* See “Non-GAAP Financial Measures” below.

The following table shows the number of approved policies for the periods presented:

	Three Months Ended December 31,			Six Months Ended December 31,
	2024	2023	% Change	2024	2023	% Change
Medicare Advantage	247,849	234,576	6%	339,529	332,257	2%
All other (1)	19,714	19,985	(1)%	32,693	32,180	2%
Total	267,563	254,561	5%	372,222	364,437	2%
(1) Represents the approved policies for medicare supplement, dental, vision and hearing, prescription drug plan and other.

Lifetime Value of Commissions per Approved Policy

Lifetime value of commissions per approved policy represents commissions estimated to be collected over the estimated life of an approved policy based on multiple factors, including but not limited to, contracted commission rates, carrier mix and expected policy persistency with applied constraints. The lifetime value of commissions per approved policy is equal to the sum of the commission revenue due upon the initial sale of a policy, and when applicable, an estimate of future renewal commissions.

The following table shows the lifetime value of commissions per approved policy for the periods presented:

	Three Months Ended December 31,			Six Months Ended December 31,
(dollars per policy):	2024	2023	% Change	2024	2023	% Change
Medicare Advantage	$907	$934	(3)%	$881	$883	—%
All other (1)	111	112	(1)%	134	131	2%
(1) Represents the weighted average LTV per approved policy.

Healthcare Services

Financial Results

The following table provides the financial results for the Healthcare Services segment for the periods presented:

	Three Months Ended December 31,			Six Months Ended December 31,
(in thousands)	2024	2023	% Change	2024	2023	% Change
Revenue	$183,370	$111,710	64%	$339,108	$209,078	62%
Adjusted EBITDA*	2,212	2,981	(26)%	7,089	5,304	34%
Adjusted EBITDA Margin*	1%	3%		2%	3%
Operating Metrics

Members

The total number of SelectRx members represents the amount of active customers to which an order has been shipped and the prescriptions per day represents the total average prescriptions shipped per business day. These two metrics are the primary drivers of revenue for Healthcare Services.

* See “Non-GAAP Financial Measures” below.

The following table shows the total number of SelectRx members as of the periods presented:

	December 31, 2024	December 31, 2023
Total SelectRx Members	96,695	62,623

The total number of SelectRx members increased by 54% as of December 31, 2024, compared to December 31, 2023, due to our continued operating strategy to grow SelectRx.

The following table shows the average prescriptions shipped per day for the periods presented:

	Three Months Ended December 31,		Six Months Ended December 31,
	2024	2023	2024	2023
Prescriptions Per Day	26,846	17,010	25,922	16,244

Combined Senior and Healthcare Services - Consumer Per Unit Economics

The opportunity to leverage our existing database and distribution model to improve access to healthcare services for our consumers has created a need for us to review our key metrics related to our per unit economics. As we think about the revenue and expenses for Healthcare Services, we note that they are primarily driven by the marketing acquisition costs associated with the sale of an MA or MS policy, some of which costs are allocated directly to Healthcare Services, and therefore determined that our per unit economics measure should include components from both Senior and Healthcare Services. See details of revenue and expense items included in the calculation below.

Combined Senior and Healthcare Services consumer per unit economics represents total MA and MS commissions; other product commissions; other revenues, including revenues from Healthcare Services; and operating expenses associated with Senior and Healthcare Services, each shown per number of approved MA and MS policies over a given time period. Management assesses the business on a per-unit basis to help ensure that the revenue opportunity associated with a successful policy sale is attractive relative to the marketing acquisition cost. Because not all acquired leads result in a successful policy sale, all per-policy metrics are based on approved policies, which is the measure that triggers revenue recognition.

The MA and MS commission per MA/MS policy represents the LTV for policies sold in the period. Other commission per MA/MS policy represents the LTV for other products sold in the period, including DVH prescription drug plan, and other products, which management views as additional commission revenue on our agents’ core function of MA/MS policy sales. Pharmacy revenue per MA/MS policy represents revenue from SelectRx, and other revenue per MA/MS policy represents revenue from Population Health, production bonuses, marketing development funds, lead generation revenue, and adjustments from the Company’s reassessment of its cohorts’ transaction prices. Total operating expenses per MA/MS policy represents all of the operating expenses within Senior and Healthcare Services. The revenue to customer acquisition cost (“CAC”) multiple represents total revenue as a multiple of total marketing acquisition cost, which represents the direct costs of acquiring leads. These costs are included in marketing and advertising expense within the total operating expenses per MA/MS policy.

The following table shows combined Senior and Healthcare Services consumer per unit economics for the periods presented. Based on the seasonality of Senior and the fluctuations between quarters, we believe that the most relevant view of per unit economics is on a rolling 12-month basis. All per MA/MS policy metrics below are based on the sum of approved MA/MS policies, as both products have similar commission profiles.

	Twelve Months Ended December 31,
(dollars per approved policy):	2024	2023
MA and MS approved policies	634,135	609,939
MA and MS commission per MA / MS policy	$909	$896
Other commission per MA/MS policy	12	11
Pharmacy revenue per MA/MS policy	938	575
Other revenue per MA/MS policy	153	140
Total revenue per MA / MS policy	2,012	1,622
Total operating expenses per MA / MS policy	(1,685)	(1,365)
Adjusted EBITDA per MA/MS policy *	$327	$257
Adjusted EBITDA Margin per MA/MS policy *	16%	16%
Revenue / CAC multiple	5.3X	4.2X

Total revenue per MA/MS policy increased 24% for the twelve months ended December 31, 2024, compared to the twelve months ended December 31, 2023, primarily due to the increase in pharmacy revenue. Total operating expenses per MA/MS policy increased 23% for the twelve months ended December 31, 2024, compared to the twelve months ended December 31, 2023, driven by an increase in cost of goods sold-pharmacy revenue for Healthcare Services due to the growth of the business.

Life

Financial Results

The following table provides the financial results for the Life segment for the periods presented:

	Three Months Ended December 31,			Six Months Ended December 31,
(in thousands)	2024	2023	% Change	2024	2023	% Change
Revenue	$39,861	$37,367	7%	$79,151	$75,170	5%
Adjusted EBITDA*	7,423	4,569	62%	13,383	9,808	36%
Adjusted EBITDA Margin*	19%	12%		17%	13%

Operating Metrics

Life premium represents the total premium value for all policies that were approved by the relevant insurance carrier partner and for which the policy document was sent to the policyholder and payment information was received by the relevant insurance carrier partner during the indicated period. Because our commissions are earned based on a percentage of total premium, total premium volume for a given period is the key driver of revenue for our Life segment.

The following table shows term and final expense premiums for the periods presented:

	Three Months Ended December 31,			Six Months Ended December 31,
(in thousands)	2024	2023	% Change	2024	2023	% Change
Term Premiums	$17,311	$17,398	(1)%	$32,529	$35,588	(9)%
Final Expense Premiums	22,139	19,388	14%	46,612	39,087	19%
Total	$39,450	$36,786	7%	$79,141	$74,675	6%

* See “Non-GAAP Financial Measures” below.

Earnings Conference Call

SelectQuote, Inc. will host a conference call with the investment community on February 10, 2025, beginning at 5:00 p.m. ET. To register for this conference call, please use this link: https://registrations.events/direct/Q4I731198247. After registering, a confirmation will be sent via email, including dial-in details and unique conference call codes for entry. Registration is open through the live call, but to ensure you are connected for the full call we suggest registering at least 10 minutes before the start of the call. The event will also be webcasted live via our investor relations website https://ir.selectquote.com/investor-home/default.aspx.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. To supplement our financial statements presented in accordance with GAAP and to provide investors with additional information regarding our GAAP financial results, we have presented in this release Adjusted EBITDA and Adjusted EBITDA Margin, which are non-GAAP financial measures. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies. We define Adjusted EBITDA as net income (loss) before income tax expense (benefit), plus interest expense, depreciation and amortization, changes in fair value of warrant liabilities, and certain add-backs for non-cash or non-recurring expenses, including restructuring and share-based compensation expenses. The most directly comparable GAAP measure is income (loss) before tax expense (benefit). We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue. The most directly comparable GAAP measure is net income margin. We monitor and have presented in this release Adjusted EBITDA and Adjusted EBITDA Margin because they are key measures used by our management and Board of Directors to understand and evaluate our operating performance, to establish budgets, and to develop operational goals for managing our business. In particular, we believe that excluding the impact of these expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core operating performance. We believe that these non-GAAP financial measures help identify underlying trends in our business that could otherwise be masked by the effect of the expenses that we exclude in the calculations of these non-GAAP financial measures. Accordingly, we believe that these financial measures provide useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. Reconciliations of net income (loss) before income tax expense (benefit) to Adjusted EBITDA are presented below beginning on page 11.

Forward Looking Statements

This release contains forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: our reliance on a limited number of insurance carrier partners and any potential termination of those relationships or failure to develop new relationships; existing and future laws and regulations affecting the health insurance market; changes in health insurance products offered by our insurance carrier partners and the health insurance market generally; insurance carriers offering products and services directly to consumers; changes to commissions paid by insurance carriers and underwriting practices; competition with brokers, exclusively online brokers and carriers who opt to sell policies directly to consumers; competition from government-run health insurance exchanges; developments in the U.S. health insurance system; our dependence on revenue from carriers in our senior segment and downturns in the senior health as well as life, automotive and home insurance industries; our ability to develop new offerings and penetrate new vertical markets; risks from third-party products; failure to enroll individuals during the Medicare annual enrollment period; our ability to attract, integrate and retain qualified personnel; our dependence on lead providers and ability to compete for leads; failure to obtain and/or convert sales leads to actual sales of insurance policies; access to data from consumers and insurance carriers; accuracy of information provided from and to consumers during the insurance shopping process; cost-effective advertisement through internet search engines; ability to contact consumers and market products by telephone; global economic conditions, including inflation; disruption to operations as a result of future acquisitions; significant estimates and assumptions in the preparation of our financial statements; impairment of goodwill; potential litigation and other legal proceedings or inquiries; our existing and future indebtedness; our ability to maintain compliance with our debt covenants; access to additional capital; failure to protect our intellectual property and our brand; fluctuations in our financial results caused by seasonality; accuracy and timeliness of commissions reports from insurance carriers; timing of insurance carriers’ approval and payment practices; factors that impact our estimate of the constrained lifetime value of commissions per policyholder; changes in accounting rules, tax legislation and other legislation; disruptions or failures of our technological infrastructure and platform; failure to maintain relationships with third-party service providers; cybersecurity breaches or other attacks involving our systems or those of our insurance carrier partners or third-party service providers; our ability to protect consumer information and other data; failure to market and sell Medicare plans effectively or in compliance with laws; and and other factors related to our pharmacy business, including manufacturing or supply chain disruptions, access to and demand for prescription drugs, and regulatory changes or other industry developments that may affect our pharmacy operations. For a further discussion of these and other risk factors that could impact our future results and performance, see the section entitled “Risk Factors” in the most recent Annual Report on Form 10-K (the “Annual Report”) and subsequent periodic reports filed by us with the Securities and Exchange Commission. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as otherwise required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

About SelectQuote:

Founded in 1985, SelectQuote (NYSE: SLQT) pioneered the model of providing unbiased comparisons from multiple, highly-rated insurance companies, allowing consumers to choose the policy and terms that best meet their unique needs. Two foundational pillars underpin SelectQuote’s success: a strong force of highly-trained and skilled agents who provide a consultative needs analysis for every consumer, and proprietary technology that sources and routes high-quality leads. Today, the Company operates an ecosystem offering high touchpoints for consumers across insurance, pharmacy, and virtual care.

With an ecosystem offering engagement points for consumers across insurance, Medicare, pharmacy, and value-based care, the company now has three core business lines: SelectQuote Senior, SelectQuote Healthcare Services, and SelectQuote Life. SelectQuote Senior serves the needs of a demographic that sees around 10,000 people turn 65 each day with a range of Medicare Advantage and Medicare Supplement plans. SelectQuote Healthcare Services is comprised of the SelectRx Pharmacy, a Patient-Centered Pharmacy Home™ (PCPH) accredited pharmacy, SelectPatient Management, a provider of chronic care management services, and Healthcare Select which proactively connects consumers with a wide breadth of healthcare services supporting their needs.

Investor Relations:
Sloan Bohlen
877-678-4083
investorrelations@selectquote.com

Media:
Matt Gunter
913-286-4931
matt.gunter@selectquote.com

Source: SelectQuote, Inc.

SELECTQUOTE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31, 2024	June 30, 2024
ASSETS
CURRENT ASSETS:
Cash and, cash equivalents, and restricted cash	$12,104	$42,690
Accounts receivable, net of allowances of $12.1 million and $8.2 million, respectively	115,795	150,035
Commissions receivable-current	224,787	119,871
Other current assets	19,686	20,327
Total current assets	372,372	332,923
COMMISSIONS RECEIVABLE—Net	812,037	761,446
PROPERTY AND EQUIPMENT—Net	16,257	18,973
SOFTWARE—Net	14,127	13,978
OPERATING LEASE RIGHT-OF-USE ASSETS	22,002	23,437
INTANGIBLE ASSETS—Net	8,130	10,194
GOODWILL	29,438	29,438
OTHER ASSETS	4,804	3,519
TOTAL ASSETS	$1,279,167	$1,193,908

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$87,165	$36,587
Accrued expenses	12,617	16,904
Accrued compensation and benefits	55,666	57,594
Operating lease liabilities—current	4,981	4,709
Current portion of long-term debt	27,577	45,854
Contract liabilities	954	8,066
Other current liabilities	5,440	4,873
Total current liabilities	194,400	174,587
LONG-TERM DEBT, NET—less current portion	684,284	637,480
DEFERRED INCOME TAXES	31,868	37,478
OPERATING LEASE LIABILITIES	23,539	25,685
OTHER LIABILITIES	19,074	1,877
Total liabilities	953,165	877,107

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Common stock, $0.01 par value	1,721	1,694
Additional paid-in capital	585,360	580,764
Accumulated deficit	(261,079)	(269,769)
Accumulated other comprehensive income	—	4,112
Total shareholders’ equity	326,002	316,801
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,279,167	$1,193,908

SELECTQUOTE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(In thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2024	2023	2024	2023
REVENUE:
Commissions and other services	$301,069	$296,643	$440,449	$434,584
Pharmacy	180,000	108,795	332,883	203,583
Total revenue	481,069	405,438	773,332	638,167

OPERATING COSTS AND EXPENSES:
Cost of commissions and other services revenue	101,138	97,424	166,872	169,935
Cost of goods sold—pharmacy revenue	156,201	94,180	285,724	178,188
Marketing and advertising	97,725	117,078	161,489	179,400
Selling, general, and administrative	45,021	33,412	81,166	62,078
Technical development	10,044	8,050	19,119	15,687
Total operating costs and expenses	410,129	350,144	714,370	605,288

INCOME FROM OPERATIONS	70,940	55,294	58,962	32,879

INTEREST EXPENSE, NET	(23,721)	(24,415)	(46,752)	(45,811)
OTHER EXPENSE, NET	(7,663)	—	(7,674)	(39)
INCOME (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	39,556	30,879	4,536	(12,971)
INCOME TAX EXPENSE (BENEFIT)	(13,680)	11,487	(4,154)	(1,312)

NET INCOME (LOSS)	$53,236	$19,392	$8,690	$(11,659)

NET INCOME (LOSS) PER SHARE:
Basic	$0.31	$0.12	$0.05	$(0.07)
Diluted	$0.30	$0.11	$0.05	$(0.07)

WEIGHTED-AVERAGE COMMON STOCK OUTSTANDING USED IN PER SHARE AMOUNTS:
Basic	171,802	168,349	171,116	167,901
Diluted	175,101	169,737	175,024	167,901

OTHER COMPREHENSIVE LOSS NET OF TAX:
Change in cash flow hedge	(1,327)	(3,422)	(4,112)	(5,432)
OTHER COMPREHENSIVE LOSS	(1,327)	(3,422)	(4,112)	(5,432)
COMPREHENSIVE INCOME (LOSS)	$51,909	$15,970	$4,578	$(17,091)

SELECTQUOTE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six months ended December 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$8,690	$(11,659)
Adjustments to reconcile net income (loss) to net cash, cash equivalents, and restricted cash used in operating activities:
Depreciation and amortization	10,659	11,887
Loss on disposal of property, equipment, and software	157	9
Share-based compensation expense	8,545	6,997
Deferred income taxes	(4,154)	(1,182)
Amortization of debt issuance costs and debt discount	2,379	3,356
Write-off of debt issuance costs	93	—
Change in fair value of warrant liabilities	7,642	—
Accrued interest payable in kind	9,673	9,020
Non-cash lease expense	1,846	1,528
Bad debt expense	4,203	2,743
Changes in operating assets and liabilities:
Accounts receivable, net	30,038	9,232
Commissions receivable	(155,507)	(113,860)
Other assets	(4,802)	(2,075)
Accounts payable and accrued expenses	46,211	29,206
Operating lease liabilities	(2,285)	(2,689)
Other liabilities	(8,692)	8,248
Net cash used in operating activities	(45,304)	(49,239)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(741)	(2,062)
Proceeds from sales of property and equipment	—	253
Purchases of software and capitalized software development costs	(4,105)	(3,883)
Net cash used in investing activities	(4,846)	(5,692)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving line of credit	84,900	—
Payments on revolving line of credit	(26,900)	—
Payments on Term Loans	(123,215)	(16,942)
Proceeds on ABS Notes	99,095	—
Payments on ABS Notes	(6,272)	—
Payments on other debt	(114)	(75)
Proceeds from common stock options exercised and employee stock purchase plan	38	—
Payments of tax withholdings related to net share settlement of equity awards	(3,960)	(359)
Payments of debt issuance costs	(2,479)	—
Net cash provided (used in) financing activities	21,093	(17,376)
NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(29,057)	(72,307)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH —Beginning of period	42,690	83,156
CASH, CASH EQUIVALENTS AND RESTRICTED CASH —End of period	$13,633	$10,849

SELECTQUOTE, INC. AND SUBSIDIARIES
Adjusted EBITDA to Income (Loss) before income tax expense (benefit) Reconciliation
(Unaudited)

	Three Months Ended December 31, 2024
(in thousands)	Senior	Healthcare Services	Life	Total
Adjusted Segment EBITDA	$100,521	$2,212	$7,423	$110,156
All other Adjusted EBITDA				2,303
Corporate & elimination of intersegment profits				(24,940)
Adjusted EBITDA				$87,519

Share-based compensation expense				(4,699)
Transaction costs				(6,719)
Depreciation and amortization				(5,060)
Loss on disposal of property, equipment, and software, net				(122)
Change in fair value of warrant liabilities				(7,642)
Interest expense, net				(23,721)
Income before income tax expense (benefit)				$39,556

	Three Months Ended December 31, 2023
(in thousands)	Senior	Healthcare Services	Life	Total
Adjusted Segment EBITDA	$78,713	$2,981	$4,569	$86,263
All other Adjusted EBITDA				4,725
Corporate & elimination of intersegment profits				(23,574)
Adjusted EBITDA				$67,414

Share-based compensation expense				(3,822)
Transaction costs				(2,400)
Depreciation and amortization				(5,898)
Loss on disposal of property, equipment, and software, net				—
Interest expense, net				(24,415)
Income before income tax expense (benefit)				$30,879

SELECTQUOTE, INC. AND SUBSIDIARIES
Adjusted EBITDA to Income (Loss) before income tax expense (benefit) Reconciliation
(Unaudited)

	Six Months Ended December 31, 2024
(in thousands)	Senior	Healthcare Services	Life	Total
Adjusted Segment EBITDA	$108,247	$7,089	$13,383	$128,719
All other Adjusted EBITDA				6,099
Corporate & elimination of intersegment profits				(48,983)
Adjusted EBITDA				$85,835

Share-based compensation expense				(8,545)
Transaction costs				(7,544)
Depreciation and amortization				(10,659)
Loss on disposal of property, equipment, and software, net				(157)
Change in fair value of warrant liabilities				(7,642)
Interest expense, net				(46,752)
Income before income tax expense (benefit)				$4,536

	Six Months Ended December 31, 2023
(in thousands)	Senior	Healthcare Services	Life	Total
Adjusted Segment EBITDA	$77,376	$5,304	$9,808	$92,488
All other Adjusted EBITDA				8,045
Corporate & elimination of intersegment profits				(44,495)
Adjusted EBITDA				$56,038

Share-based compensation expense				(6,997)
Transaction costs				(4,305)
Depreciation and amortization				(11,887)
Loss on disposal of property, equipment, and software, net				(9)
Interest expense, net				(45,811)
Loss before income tax expense (benefit)				$(12,971)

SELECTQUOTE, INC. AND SUBSIDIARIES
Net Income (Loss) to Adjusted EBITDA Reconciliation
(Unaudited)

Guidance Net income (loss) to Adjusted EBITDA reconciliation, year ending June 30, 2025:

(in thousands)	Range
Net income (loss)	$(24,000)	$11,000
Income tax expense (benefit)	(7,000)	2,000
Interest expense, net	85,000	75,000
Depreciation and amortization	24,000	20,000
Share-based compensation expense	19,000	16,000
Change in FV of warrant liability	8,000	8,000
Transaction costs	10,000	8,000
Adjusted EBITDA	$115,000	$140,000